UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 9, 2018
Date of Earliest Event Reported: October 5, 2018
___________

MAXIMUS, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)
1891 Metro Center Drive, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)
Registrant’s telephone number, including area code: (703) 251-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On October 5, 2018, MAXIMUS Federal Services, Inc. (“MAXIMUS Federal”), a wholly-owned subsidiary of MAXIMUS, Inc. (the “Company”) entered into a definitive Asset Purchase Agreement (“Purchase Agreement”) to acquire the citizen engagement centers business (the “Business”) of General Dynamics Information Technology, Inc. (the “Seller”), subject to the satisfaction or waiver of the conditions set forth in the Purchase Agreement. The Company is a guarantor of the obligations of MAXIMUS Federal under the Purchase Agreement. Upon consummation of the acquisition under the Purchase Agreement (the “Acquisition”), the Business will be integrated with MAXIMUS Federal’s existing program management business. The Acquisition is anticipated to close in the Company’s first fiscal quarter.

The acquired Business primarily operates citizen engagement centers including:  Contact Center Operations for the Centers for Medicare and Medicaid Services (CMS) which supports CMS in efficiently handling customer inquiries across multiple communications channels from Medicare beneficiaries and Federal Exchange consumers, their families and caregivers, and other individuals or entities that support the agency; and Census Questionnaire Assistance 2020 for the U.S. Census Bureau, which provides operations support and delivers multi-channel, multi-lingual citizen engagement centers for the 2020 Decennial Census.

At the closing of the Acquisition, the Company will pay to the Seller, in consideration for the Business, a cash purchase price of $400 million. The purchase price is subject to adjustment based on the closing date working capital of the Business and other balance sheet items. The Company will fund the purchase price and the costs and expenses of the Acquisition through cash on hand and funds available for borrowing under its existing credit facility.

Neither the Purchase Agreement nor the completion of the Acquisition is subject to the approval of the Company’s shareholders. The completion of the Acquisition is subject to customary conditions, including among others, (i) the representations and warranties made by the parties in the Purchase Agreement being true and correct except, generally, where such failure to be true and correct would not have or would not reasonably be expected to have a material adverse effect on the Business or the Company's ability to consummate the Acquisition or to discharge its obligations under the Purchase Agreement, (ii) the parties’ compliance, in all material respects, with their respective obligations under the Purchase Agreement, (iii) the expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iv) the absence of an order or charge of a governmental authority enjoining or prohibiting the Acquisition and (v) the absence of a material adverse effect on the Business.

The Purchase Agreement contains customary representations, warranties and covenants by the parties. During the period between the date of the Purchase Agreement and the closing of the Acquisition, the Purchase Agreement provides that, among other undertakings, the Seller will conduct the Business in the ordinary course and consistent with past practice.

The Purchase Agreement contains termination rights for both MAXIMUS Federal and the Seller, including that either party may terminate the Agreement if the Acquisition has not closed by February 28, 2019.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the text of the Purchase Agreement, which is filed as Exhibit 2.1 to this report and incorporated by reference in this Item 1.01. The representations and warranties of the parties in the Purchase Agreement have been made solely for the benefit of the other parties to the Purchase Agreement, and are not intended to be, and should not be, relied upon by shareholders of the Company; should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties; in some cases have been qualified by disclosures that were made to the other parties in connection with the negotiation of the Purchase Agreement, which disclosures are not reflected in the Purchase Agreement; may apply standards of materiality in a way that may differ from standards of materiality applied by investors; and were made only as of the date of the Purchase Agreement or as of such other date or dates as may be specified in the Purchase Agreement, and are subject to developments occurring after those dates.

Item 7.01    Regulation FD Disclosure.

On October 9, 2018, the Company issued a press release announcing the foregoing transactions.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement dated as of October 5, 2018 by and among General Dynamics Information Technology, Inc., MAXIMUS Federal Services, Inc. and MAXIMUS, Inc.*
99.1	Press release dated October 9, 2018

________________________
* Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date: October 9, 2018	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary